Exhibit (d)(1)(xvii)

AMENDMENT NO. 2

TO THE

INVESTMENT MANAGEMENT AGREEMENT

Amendment No. 2 to the Investment Management Agreement, dated as of January 1, 2006, between EQ Advisors Trust, a Delaware statutory trust (“Trust”) and AXA Equitable Life Insurance Company, a New York stock life insurance company (“AXA Equitable” or “Manager”) (“Amendment No. 2”).

The Trust and AXA Equitable agree to modify and amend the Investment Management Agreement dated as of April 1, 2004 (“Original Agreement”) and as amended by Amendment No. 1 dated as of September 9, 2005 (“Amendment No. 1”) (collectively, the “Agreement”) as follows:

1.	Appendix A. Appendix A to the Agreement, which sets forth the Portfolios of the Trust for which AXA Equitable is appointed investment manager, is hereby replaced in its entirety by Appendix A attached hereto; and

2.	Appendix B. Appendix B to the Agreement, which sets forth the fees payable to AXA Equitable with respect to each Portfolio, is hereby replaced in its entirety by Appendix B, attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in fully force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

EQ ADVISORS TRUST	AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Kenneth T. Kozlowski	/s/ Steven M. Joenk
Kenneth T. Kozlowski	Steven M. Joenk
Chief Financial Officer	Senior Vice President

APPENDIX A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

PORTFOLIOS

EQ/Boston Advisors Equity Income Portfolio

EQ/TCW Equity Portfolio

EQ/UBS Growth and Income Portfolio

EQ/Montag & Caldwell Growth Portfolio

EQ/Caywood-Scholl High Yield Bond Portfolio

EQ/International Growth Portfolio

EQ/GAMCO Mergers and Acquisition Portfolio

EQ/Short Duration Bond Portfolio

EQ/Bear Stearns Small Company Growth Portfolio

EQ/GAMCO Small Company Value Portfolio

EQ/PIMCO Real Return Portfolio

EQ/Government Securities Portfolio

EQ/Intermediate Term Bond Portfolio

EQ/Long Term Bond Portfolio

EQ/Enterprise Moderate Allocation Portfolio

(formerly, EQ/Enterprise Managed Portfolio)

Date: January 1, 2006

APPENDIX B

The Trust shall pay the Manager, at the end of each calendar month, compensation computed daily at an annual rate equal to the following:

Fixed Income Portfolios	First $750 Million	Next $750 Million	Next $1 Billion	Next $2.5 Billion	Thereafter
(as a percentage of average daily net assets
EQ/Caywood Scholl High Yield Bond Portfolio	0.600%	0.575%	0.550%	0.530%	0.520%
EQ/PIMCO Real Return Portfolio	0.550%	0.525%	0.500%	0.480%	0.470%
EQ/Short Duration Bond Portfolio	0.450%	0.425%	0.400%	0.380%	0.370%

Fixed Income Portfolios	First $400 Million	Next $400 Million	Thereafter
(as a percentage of average daily net assets
EQ/Government Securities Portfolio	0.500%	0.350%	0.300%
EQ/Intermediate Term Bond Portfolio	0.500%	0.350%	0.300%
EQ/Long Term Bond Portfolio	0.500%	0.350%	0.300%

Equity Portfolios	First $1 Billion	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
(as a percentage of average daily net assets)
EQ/Bear Stearns Small Company Growth Portfolio	1.000%	0.950%	0.925%	0.900%	0.875%
EQ/Boston Advisors Equity Income Portfolio	0.750%	0.700%	0.675%	0.650%	0.625%
EQ/GAMCO Mergers and Acquisitions Portfolio	0.900%	0.850%	0.825%	0.800%	0.775%
EQ/International Growth Portfolio	0.850%	0.800%	0.775%	0.750%	0.725%
EQ/Montag & Caldwell Growth Portfolio	0.750%	0.700%	0.675%	0.650%	0.625%
EQ/UBS Growth & Income Portfolio	0.750%	0.700%	0.675%	0.650%	0.625%

Equity Portfolios	First $400 Million	Next $400 Million	Thereafter
(as a percentage of average daily net assets)
EQ/GAMCO Small Company Value Portfolio	0.800%	0.750%	0.700%
EQ/TCW Equity Portfolio	0.800%	0.750%	0.700%

(as a percentage of average daily net assets)
EQ/Enterprise Moderate Allocation Portfolio	0.100%